Exhibit 4.10

AMENDMENT TO SHARE PURCHASE AGREEMENT

(Series B-2)

THIS AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”) is entered into as of August 19, 2015 by and among Big Teams LLC, a Virginia limited liability company (the “Company”), and MOKO Social Media Limited, a company organized under the laws of Australia (the “Purchaser”).

WHEREAS, the Company and the Purchaser are parties to a Share Purchase Agreement dated April 24, 2015 (the “Agreement”) and desire to enter into this Amendment to reflect their previous mutual agreement to extend the date for payment of the third installment of the Initial Investment Amount;

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Section 1.2(a) of the Agreement is hereby amended and restated as follows:

(a) Purchaser irrevocably commits invest One Million U.S. Dollars ($1,000,000.00) in the Company (“Initial Investment Amount”), which shall paid in immediately available funds to the Company pursuant to the following schedule: (i) Two Hundred Thousand U.S. Dollars ($200,000.00) at Closing; (ii) Five Hundred Thousand U.S. Dollars ($500,000.00) on or before July 1, 2015; and (iii) Three Hundred Thousand U.S. Dollars ($300,000.00) on or before October 1, 2015.

2.	The capitalized terms used in this Amendment shall have the meaning set forth in the Agreement unless specifically defined in this Amendment.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Amendment.

4.	Except as hereby amended, the Agreement remains in full force and effect. From and after the date hereof, any reference to the Agreement shall refer to the Agreement as amended hereby.

[signatures on next page]

*        *        *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

COMPANY:

Big Teams LLC

By:	/s/ Clay Walker
Clay Walker Chief Executive Officer

Address:	7925 Jones Branch Drive
McLean, Virginia 22102

PURCHASER:

MOKO Social Media Limited

By:	/s/ Ian Rodwell
Name:	Ian Rodwell
Title:	Chief Executive Officer

Address:	320 King Street, Suite 202
Alexandria, VA 22314